Exhibit 99.1
RXi Pharmaceuticals Reports Financial Results for the Second Quarter of 2008
Worcester, MA, August 14, 2008 — RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today reported results for the quarter ended June 30, 2008.
“We have continued to expand our discovery pipeline this quarter by identifying high potency rxRNA™ compounds against multiple high value therapeutic target genes. Additionally, we continue to make progress towards our key corporate goals for 2008 including progress towards strategic alliances”, said Tod Woolf, Ph.D., Chief Executive Officer of RXi.
Quarterly Highlights
Business Highlights:
In June 2008, RXi raised $8.7 million in a private placement with institutional investors that will be used for working capital and to build a pipeline of rxRNA™ compounds for potential alliances, internal development and collaborations. The Company was also recently added to the Russell Microcap Index.
Building the Pipeline:
RXi’s rxRNA™ compound screening system is consistently identifying rxRNA compounds that are highly active in cell culture (10-100pM) against target genes in three therapeutic areas: neurology, metabolic disease and inflammation. The compounds from the discovery pipeline will be used for potential alliances, internal development and collaborations.
Scientific Achievements:
RXi appointed Victor Ambros, Ph.D., Professor of Molecular Medicine at the University of Massachusetts Medical School to its Scientific Advisory Board. Dr. Ambros discovered the first natural RNA interference compound or microRNA (miRNA) and received the 2008 Gairdner International Award, one of the most prestigious international awards in medical research. Presentations and posters were presented at several conferences including BIO 2008, RNAi World Congress and RNAi Based Therapeutics.
Financial Highlights
The Company reported a net loss of $4.3 million, or $0.34 per share, for the quarter ended June 30, 2008, compared to a net loss of $4.8 million, or $0.42 per share, for the same period in 2007. The Company had 13,757,731 common shares outstanding at June 30, 2008, as compared to 9,671,849 common shares outstanding at June 30, 2007.
Research and development expenses were $2.8 million for the three months ended June 30, 2008, compared to $3.8 million for the three months ended June 30, 2007. The decrease of $1.0 million, or 26.0%, was primarily due to non-recurring costs associated with the acquisition of intellectual property rights in the second quarter of 2007. General and administrative expenses were $1.6 million for the three months ended June 30, 2008, compared to $1.1 million for the three months ended June 30, 2007. The increase of $0.5 million was primarily due to costs associated with the March 12, 2008 listing of RXi on the NASDAQ Capital Market and operating as a public company.
As of June 30, 2008, cash, cash equivalents and short term investments totaled $15.1 million, compared to cash, cash equivalents, and short term investments of $11.7 million at December 31, 2007. This increase is due primarily to the issuance of common stock to institutional investors on June 24, 2008, which yielded net proceeds of approximately $8.0 million, offset by net cash used in operations of $4.4 million for the six months ended June 30, 2008.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi Pharmaceuticals’ rxRNA™ compounds are distinct from the siRNA compounds used by many other companies developing RNAi therapeutics and are very active and potent
(10-100pM activity in cell culture) based on the company’s internal research, in addition to being nuclease resistant and readily manufactured. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

RXi Pharmaceuticals Corporation
Condensed Statements of Expenses
(A Development Stage Company)
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Research and development expense	$2,766	$3,770	$3,854	$4,594
General and administrative expense	1,580	1,122	3,205	1,710

Operating loss	(4,346)	(4,892)	(7,059)	(6,304)
Interest income	28	133	103	133
Other expense	—	—	(8)	—

Net loss	$(4,318)	$(4,759)	$(6,964)	$(6,171)

Net loss per common share:
Basic and diluted loss per share	$(0.34)	$(0.42)	$(0.55)	$(0.64)

Weighted average common shares outstanding:
Basic and diluted	12,743,404	11,222,536	12,713,918	9,671,849

RXi Pharmaceuticals Corporation
Balance Sheets
(A Development Stage Company)
(Unaudited)

	June 30,	December 31,
	2008	2007
Cash and cash equivalents	$9,020	$1,763
Short term investments, at amortized cost	6,055	9,952
Prepaid expenses and other current assets	358	22
Equipment and furnishings, net	393	344
Deposits	16	66

Total assets	$15,842	$12,147

Accounts payable	$471	$55
Accrued expense and other current liabilities	1,034	1,062
Current maturities of capital lease obligations	17	—
Due to former parent company	—	207
Capital lease obligations, net of current maturities	13	—

	1,535	1,324
Total stockholders’ equity	14,307	10,823

Total liabilities and stockholders’ equity	$15,842	$12,147

CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com